Exhibit 10.1

EXECUTION VERSION

LEASE AGREEMENT

THIS LEASE is entered into on September 6, 2005, by and between BMR-2282 FARADAY AVENUE LLC, a Delaware limited liability company (the “Landlord”), and ISIS PHARMACEUTICALS, INC., a Delaware corporation, (the “Tenant”).

ARTICLE 1

Description of Premises

1.1           Premises.  Landlord hereby leases to Tenant and Tenant leases from Landlord, pursuant to the terms, conditions and uses herein set forth, that certain real property commonly known as 2282 Faraday Avenue, Carlsbad, California and more particularly described in Exhibit ’A’ attached hereto (the “Premises”), including a building located on the Premises containing approximately 28,704 square feet of rentable space, as shown on the drawing attached hereto as Exhibit ”B” (the “Building”).

ARTICLE 2

Term

2.1           Lease Term.  The term of this Lease will be for 180 months commencing on September [  ], 2005 (the “Commencement Date”)[THE LEASE TERM WILL COMMENCE THE DATE OF THE CLOSING UNDER THE PURCHASE AGREEMENT] and ending on September [19], 2020 (“Lease Term”).  Tenant has two options to extend the term, as further described in Article 36.

ARTICLE 3

Rent

3.1           Base Monthly Rental.  Tenant shall pay to Landlord at the address set forth in Section 35.10, or such other address as Landlord may advise Tenant in writing, without deduction, offset or prior notice or demand, and Landlord shall accept, as rent for the Premises the sum of $74,630.40 per month, subject to adjustments pursuant to Section 3.3 below, in lawful money of the United States payable in advance on the first day of each month of the term of this Lease.  Said monthly installments shall hereinafter be referred to as the “Base Monthly Rental.”  Tenant has delivered to Landlord the Base Monthly Rental for the first month of the term hereof upon execution and delivery of this Lease.  For purposes of this Lease, “Rent” will mean the Base Monthly Rent plus the Additional Rent plus any other charges due Landlord by Tenant under this Lease.

3.2           Proration of Rent.  Prior to the first day of the first full calendar month of occupancy, in lieu of the Base Monthly Rental, Tenant will pay Landlord an amount equal to the

Base Monthly Rental multiplied by a factor having as its numerator the number of days remaining in the month from, after and including the Commencement Date and as its denominator the number thirty.  Thereafter, rent shall be payable in accordance with the terms of Section 3. 1.  The total consideration for the term of this Lease shall be increased by the amount of the installment required by this Section 3.2.

3.3           Biennial Adjustments.  The Base Monthly Rental will be increased biennially commencing on the first day of the calendar month immediately following the second anniversary of the Commencement Date, and on each two-year anniversary thereafter, by an amount equal to 5% of the Base Monthly Rental for the preceding year.

3.4           Additional Rent, Expenses and Costs.  Tenant shall pay as additional rent the cost of: insurance pursuant to Section 10, taxes pursuant to Section 12, maintenance, roof and structural repairs pursuant to Sections 11.2 and 11.3, and a management fee pursuant to Section 13.3 or other charges, expenses and cost provided for herein, (“Additional Rent”) as described and in the manner provided in Article 13.  Notwithstanding anything to the contrary in this Lease, in no event will Additional Rent or any other expense to be paid by Tenant include the costs and expenses listed on Schedule 3.4 attached hereto.

3.5           Late Fees.  Tenant acknowledges that late payment by Tenant to Landlord of the Base Monthly Rental or other charges incurred under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix.  Such costs include, without limitation, processing, administrative and accounting charges.  If any payment of Base Monthly Rental, Additional Rent, or other charges due from Tenant is not received by Landlord within 5 business days of when due, such unpaid amounts shall bear interest at the rate of eight percent (8%) per annum (“Default Rate”) from the date due to the date of payment.  In addition to interest, Tenant shall pay a sum of the greater of (i) 3% of the overdue rent or (ii) $15.00 as a late charge; provided, however, that twice but only twice in any twelve (12) month period during the Lease Term, Tenant shall be entitled to written notice of non-receipt of Base Monthly Rental or Additional Rent from Landlord, and Tenant shall not be liable for any late charge hereunder with respect thereto if such installment of Base Monthly Rental or Additional Rent is received by Landlord within five (5) days after Tenant’s receipt of such notice from Landlord.  Late charges shall constitute Additional Rent.  The parties agree that the late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. Acceptance of any late charge shall not constitute a waiver of Tenant’s default with respect to the overdue amount, or prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder.

3.6           Security Deposit.  Tenant will pay a security deposit of $500,000 (payable in cash or in the form of a letter of credit reasonably acceptable to Landlord) (the “Security Deposit”).

3.6.1        In lieu of depositing cash as the Security Deposit, Tenant shall have the right to deliver to Landlord an unconditional, irrevocable, standby letter of credit in the amount of the cash Security Deposit otherwise required hereunder, which letter of credit shall (i) be in a form reasonably acceptable to Landlord, (ii) be issued by a financial institution selected by Tenant and reasonably acceptable to Landlord, (iii) be for the benefit of Landlord, but shall be transferable at Tenant’s sole cost and expense by Landlord to any subsequent purchaser or encumbrancer of the Building, (iv) be automatically renewable from year to year throughout the Lease Term, (v) be payable by draft sight in a location reasonably acceptable to Landlord upon presentation of a certification signed by an officer of Landlord which states that Tenant has failed to perform any of its monetary or non-monetary obligations, and (vi) be payable in the event such letter of credit is not renewed on or before the date which is thirty (30) days prior to its expiration. Any amounts of cash drawn on a letter of credit Security Deposit will thereafter be treated as a cash Security Deposit hereunder.

3.6.2        Tenant shall have the right at any time during the Lease Term upon thirty (30) days prior written notice to Landlord (i) to replace a cash Security Deposit with a letter of credit which complies with all the terms of Section 3.6.1, or (ii) to replace a letter of credit Security Deposit with a corresponding amount of cash.

3.6.3        Starting with the third anniversary of the Commencement Date, this Security Deposit will be reduced by $100,000 on such third anniversary, on the sixth anniversary, on the ninth anniversary and on the twelfth anniversary of the Commencement Date, provided Tenant has not been in default after the expiration of the applicable cure periods set forth in Section 18.1 during the 36-month period prior to the date of such reduction and has had positive net income (according to US generally accepted accounting principles) for the twelve month fiscal year that ended most recently before the date of such reduction, as substantiated by financial statements that are filed with the US Securities and Exchange Commission (“SEC”) or, in the event Tenant ceases to be required to file annual financial statements with the SEC, the year-end financial statements for such period that have been audited by a nationally or regionally recognized firm of certified public accountants.

3.6.4        If Tenant fails to pay Rent when required or fails to perform any other covenant contained herein, Landlord may use or retain all or any part of the Security Deposit for the payment of any sum not so paid, or for the payment of any amount which Landlord may spend or become obligated to spend by reason of Tenant’s default.  If any portion of said Security Deposit is so applied or used, then Tenant shall, within 5 days after written notice thereof, deposit an additional amount with Landlord sufficient to restore said Security Deposit to the amount set forth above and Tenant’s failure to do so shall constitute a breach of this Lease.

3.6.5        If Tenant has performed all of its monetary and other obligations hereunder at the termination of this Lease, Landlord shall return said Security Deposit to Tenant within 30 days after termination of this Lease, less any amounts required to restore the Premises to good condition and repair, reasonable wear and tear excepted, including repairing any damage resulting from the removal by Tenant of its trade fixtures or equipment.

3.6.6        Landlord’s obligation with respect to any Security Deposit is that of a debtor and not as a trustee, consequently, such sums may be commingled with rental receipts or dissipated and no interest shall accrue thereon.

3.6.7        In the event of the sale of the real property of which the Premises constitute a part, Landlord’s successor in interest shall assume Landlord’s obligations with respect to the sums held as security or advance rent and notify Tenant in writing setting forth the particularity of such transfer, including the successor’s name and address.  Upon such assumption and written notification, Tenant shall have no further claim against Landlord with respect to any such Security Deposit and hereby waives all rights against Landlord in such regard.  Notwithstanding the foregoing, Landlord will remain personally liable to the extent Landlord’s successor in interest fails to assume the Landlord’s obligations with respect to the deposit as specified above.

3.6.8        In the event of foreclosure by the holder of any mortgage or deed of trust encumbering the Premises, Landlord shall continue to be liable for any security deposit and any such mortgagee shall have no liability or responsibility therefore, except to the extent the Security Deposit is delivered to such mortgagee and such mortgagee assumes responsibility for such Security Deposit.

ARTICLE 4

Possession

4.1           Possession.  Tenant hereby acknowledges that it currently owns and is in possession of the Premises, and is familiar with the condition thereof and accepts the Premises in its “as is” condition with all faults, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises, except as specifically set forth herein.  Except as otherwise expressly provided herein, it is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises.

4.2           NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES “AS IS” AND “WHERE IS,” AND WITH ALL FAULTS AND THAT, LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PROPERTY, THE INCOME OR EXPENSES FROM OR OF THE PROPERTY, OR THE COMPLIANCE WITH THE PROPERTY WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS.  WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY OF THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES.  WITHOUT LIMITING THE FOREGOING, EXCEPT FOR CLAIMS ARISING UNDER THE

AGREEMENT FOR PURCHASE AND SALE DATED AS OF JULY 21, 2005, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE, EXCEPT TO THE EXTENT ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD.

ARTICLE 5

Use

5.1           Permitted Use of Premises.  The Premises shall be used and occupied by Tenant solely for research and development and manufacture of drug candidates and substances along with associated office, lab and warehouse uses.  The Premises are to be used for no other purposes without first obtaining the consent of Landlord, which consent shall not be unreasonably withheld.

5.2           Compliance with Laws.  Tenant, at Tenant’s sole expense, shall promptly comply, or cause compliance, with all laws, ordinances, zoning restrictions, rules, regulations, orders and requirements of any duly constituted public authorities now or hereafter affecting the Premises, including the use, safety, cleanliness and occupation of the Premises.

5.3           Prohibited Uses.  Tenant shall not do, bring or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises or the Building.  Tenant shall not use the Premises in any manner that will constitute waste, nuisance or unreasonable annoyance to owners or occupants of nearby properties.  Tenant shall not do anything on the Premises that will cause material damage to the Building.  Tenant shall place no loads upon the floors, walls or ceiling of the Building in excess of the maximum designed load specified by Landlord or which may materially damage the Building.  No machinery, apparatus, or other appliance shall be used or operated in or on the Premises that will vibrate or shake the Premises.

5.4           Rules and Regulations.  Tenant shall comply with all reasonable nondiscriminatory rules and regulations (the “Rules and Regulations”) from time to time adopted by Landlord with respect to the Premises.  Notwithstanding anything to the contrary contained in this Lease, if any rule or regulation is in conflict with any term, covenant or condition of this Lease, this Lease shall prevail.  In addition, no such rule or regulation, or any subsequent amendment thereto adopted by Landlord, shall in any way alter, reduce or adversely affect any of Tenant’s rights or enlarge Tenant’s obligations under this Lease.

ARTICLE 6

Alterations and Additions

 6.1          Prohibited Alterations.  Tenant shall not make any alterations, improvements or additions to the Premises, except for non-structural alterations not exceeding $100,000 per occurrence or an aggregate amount of $250,000 in any 12-month period, without obtaining Landlord’s prior written consent, which consent shall not unreasonably be withheld.  Notwithstanding the foregoing, Tenant shall not make any alterations that affect the structural elements of the Premises or require a construction or building permit without Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s sole and absolute discretion.  Any such improvements, excepting movable furniture and trade fixtures, shall become part of the realty and belong to Landlord.  All alterations and improvements shall be properly permitted and installed at Tenant’s sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with the laws of all applicable duly constituted public authorities.  Each such licensed contractor and any subcontractor that performs work with a cost greater than $50,000, shall be acceptable to Landlord in its reasonable discretion.  Any alternations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans.  Tenant shall: (i) acquire all applicable governmental permits; (ii) furnish Landlord with copies of both the permits and the plans and specifications before the commencement of the work, and (iii) comply with all conditions of said permits in a prompt and expeditious manner.  Any alterations shall be performed in a workmanlike manner with good and sufficient materials.  Tenant shall promptly upon completion furnish Landlord with as-built plans and specifications.

6.2           Notice of Commencement.  At least 20 days prior to commencing any work relating to any alterations, improvements or additions approved by Landlord, Tenant shall notify Landlord in writing of the expected date of commencement.  Landlord shall have the right at any time thereafter to post and maintain on the Premises such notices as Landlord reasonably deems necessary to protect Landlord and the Premises from mechanics’ liens, materialmen’s liens or any other liens.  Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises.  Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant hereby indemnifies and holds Landlord harmless against loss, damage, attorneys’ fees and all other expenses on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to remove or bond any lien(s) filed against the Premises in connection with any work performed or any work claimed to have been performed by or at the direction of Tenant within 10 days from the date of the lien(s) filing, Landlord may remove such lien(s) at Tenant’s expense and Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with the removal of the lien(s), which amount shall be deemed Additional Rent, and shall include, without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees, with interest thereon, at the Default Rate from the date of expenditure.

6.3           Trade Fixtures.  Tenant may install trade fixtures, machinery or other trade equipment in conformance with the ordinances of all applicable duly constituted public authorities.  Tenant may remove any of such trade fixtures or machinery upon the termination of this Lease. In the event that Tenant installs improvements, machinery or trade fixtures, or makes any alterations, Tenant shall, at Landlord’s option, return the Premises on termination of this

Lease to the same condition as existed at the date of entry, reasonable wear and tear excepted, including the removal of improvements or alterations approved by Landlord in Section 6.1; provided, however, if such improvements or alterations were approved by Landlord, Tenant shall only be required to remove such improvements or alterations if Landlord’s approval was conditioned upon Tenant’s removal of such improvements or alterations. Tenant shall, in any event, repair any damage resulting from the removal of machinery or trade fixtures of Tenant.

ARTICLE 7

Surrender of Premises

7.1           Conditions upon Surrender.  Upon the expiration, or earlier termination, of this Lease, Tenant shall surrender the Premises to Landlord in its condition existing as of the Commencement Date, normal wear and tear, casualty, condemnation and acts of God excepted, with all interior walls in good repair and repainted if marked, all carpets shampooed and cleaned, the HVAC equipment, plumbing, electrical and other mechanical installations in good operating order, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from Premises all of Tenant’s alterations which Landlord requires Tenant to remove pursuant to Section 6.3 and all Tenant’s personal property, and shall repair any damage and perform any restoration work caused by such removal.  Landlord and Tenant shall each initial and attach a narrative description or floor plan of the Premises to this Lease, to be incorporated herein as Exhibit ”D”. Said narrative description or floor plan shall describe, among other things, those interior improvements which are to remain in the Premises upon expiration, or earlier termination, of this Lease. It is the intent of the parties that the condition of the Premises, after Tenant’s removal, be in substantial conformance with the layout reflected in Exhibit ”D”. If Tenant fails to remove such alterations and Tenant’s personal property which Tenant is authorized and obligated to remove pursuant to the above, and such failure continues after the termination of the Lease, Landlord may retain such property and all rights of Tenant with respect to it shall cease, or Landlord may place all or any portion of such property in public storage for Tenant’s account. Tenant shall pay to Landlord upon demand costs of removal of such alterations and Tenant’s personal property and storage and transportation costs of same, and the cost of repairing and restoring the Premises, together with attorneys’ fees and interest at the Default Rate on said amounts, from the date of expenditure by Landlord. If the Premises are not so surrendered at the termination of this Lease, Landlord may, in its sole discretion, either (a) upon written notice to Tenant, treat Tenant as a month-to-month tenant at will, subject to all the terms, covenants and conditions of this Lease, or (b) proceed with an unlawful detainer action and pursue all other rights and remedies available to Landlord.

ARTICLE 8

Utilities and Services

8.1           Utilities.  Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to terminate this Lease; provided, however, that Tenant will be entitled to rent abatement in connection with any such failure or interruption to the extent Landlord receives lost rental income insurance proceeds.

8.2           Landlord Service. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof in the manner set forth in Section 13.3. Tenant’s cost shall be the total cost shown on utility meters servicing the Premises and any extraordinary use which may be made by Tenant.

ARTICLE 9

Indemnification

9.1           Indemnity of Landlord.  Tenant hereby agrees to indemnify, defend (with attorneys approved by Landlord), protect, and hold Landlord and Landlord’s agents, employees, directors, officers, managers, members, partners, affiliates, independent contractors and property managers (“Landlord’s Agents”), harmless from any and all liabilities, costs, expenses and losses by reason of injury to person or property (“Losses”), caused by, arising out of, or related to, the condition of the Premises or the use or occupancy of the Premises by Tenant, its agents, directors, officers, managers, members, partners, affiliates, independent contractors and property managers, or invitees (“Tenant’s Agents”), including without limitation, any liability for injury to the person or property of Tenant or Tenant’s Agents, but excepting any Loss: (i) resulting from the willful breach of the Lease by Landlord or the negligence or willful misconduct of Landlord or Landlord’s Agents, (ii) arising solely out of the condition of the Premises that Tenant demonstrates existed before the Commencement Date or (iii) resulting from the migration of Hazardous Materials onto the Premises from adjoining properties, except to the extent caused by Tenant or Tenant’s Agents.  Tenant’s obligation hereunder shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

9.2           Waiver of Claims.  Tenant, as a material part of the consideration rendered to Landlord in entering into this Lease, hereby waives all claims against Landlord for damages to goods, wares, machinery, trade fixtures, or other property of Tenant, Tenant’s Agents or any other person in or about the Premises, whether such damage or injury is caused by or results from Landlord’s negligence, fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, HVAC or lighting fixtures, or from any other cause, whether the said injury or damage results from conditions arising upon the Premises or upon other portions of the building of which the Premises are a part, or from other sources or places, but excepting any claims resulting from the gross negligence or willful misconduct of Landlord or Landlord’s Agents or breach of this Lease by Landlord.  Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for loss of profits or special, incidental or consequential damages arising therefrom.

9.3           Landlord Indemnification.  Landlord agrees to indemnify Tenant and hold it harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any Losses, caused by the gross negligence or willful misconduct of Landlord and/or any of Landlord’s Agents or caused by the willful breach of this Lease by Landlord.  The obligations of Landlord under this Section 9.3 shall survive the termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such termination.

9.4           Claims for Indemnification.  If any indemnitee under Sections 9.2 or 9.3 above (an “Indemnitee”) shall believe that such Indemnitee is entitled to indemnification pursuant to this Article 9 in respect of any Losses, such Indemnitee shall give the appropriate indemnifying party (each, as applicable, an “Indemnifying Party”) prompt written notice thereof.  Any such notice shall set forth in reasonable detail and to the extent then known the basis for such claim for indemnification.  The failure of such Indemnitee to give notice of any claim for indemnification promptly shall not adversely affect such Indemnitee’s right to indemnity hereunder except to the extent that such failure adversely affects the right of the Indemnifying Party to assert any reasonable defense to such claim.

9.5           Defense of Claims.  In connection with any claim which may give rise to indemnity under this Article 9 resulting from or arising out of any claim or proceeding against an Indemnitee by a person that is not a party hereto, the Indemnifying Party shall (unless such Indemnitee elects not to seek indemnity hereunder for such claim), upon written notice to the relevant Indemnitee, assume the defense of any such claim or proceeding.  The Indemnifying Party shall select counsel reasonably acceptable to such Indemnitee to conduct the defense of such claim or proceeding, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly perform resolution thereof.  Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, the Indemnifying Party will not enter into any settlement of, or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. Without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, the Indemnitee will not enter into any settlement or any claim or proceeding which would lead to liability or create any financial or other obligation on the part of the Indemnifying Party unless the Indemnifying Party has failed or refused to acknowledge responsibility for or defend such claim or proceeding within a reasonable period of time after notice is provided pursuant to Section 9.4.

ARTICLE 10

Insurance

10.1         Landlord’s Insurance.  Landlord shall maintain, at Tenant’s sole expense, which Tenant shall pay to Landlord as Additional Rent in the manner set forth in Section 13.3, a policy or policies of insurance protecting Landlord against the following:

10.1.1      Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises (including, without limitation, any real property and/or fixture improvements located within the Premises existing as of the Commencement Date), but exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and such other endorsements Landlord elects to maintain.  Landlord may also maintain earthquake and flood coverage if available at commercially reasonable rates.

10.1.2      Eighteen (18) months of rental loss insurance and to the extent of 100% of the gross rentals from the Building of which the Premises constitute a part.

10.1.3      Public liability and property damage insurance with respect to common areas in amounts (i) not less than $1,000,000 for injury or death to any one person in any one accident or occurrence, (ii) not less than $2,000,000 for injury or death to more than one person in any one accident or occurrence, (iii) not less than $4,000,000 of excess umbrella liability insurance, and, (iv) not less than $200,000 per occurrence for damage to Premises.

10.1.4      At Landlord’s sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.

10.2         Payment.  Tenant shall pay to Landlord in the manner set forth in Section 13.3, the cost of insurance required in Section 10.1.  To the extent that any such insurance is maintained pursuant to a blanket or similar policy of insurance, then the cost thereof shall be equitably allocated to the Premises by Landlord.

10.3         Tenant’s Insurance.  Tenant shall maintain at its sole cost and expense, in force a policy or policies of insurance protecting Landlord and Tenant against each of the following:

10.3.1      Comprehensive general liability insurance with respect to the Premises insuring against bodily injury or death and property damage in amounts (i) not less than $2,000,000 in the aggregate, (ii) not less than $2,000,000 per occurrence and (iii) not less than $5,000,000 of excess umbrella liability insurance. Landlord shall be included as additional insured. The amount of such public liability insurance shall be increased from time to time as Landlord may reasonably determine. All such bodily injury and property damage insurance shall specifically insure the performance by Tenant of the indemnity agreement as to personal injury or property damage contained in Section 9.

10.3.2      Insurance covering alterations, additions or improvements permitted under Section 6, trade fixtures and personal property made after the Commencement Date from time to time in or upon the Premises in an amount not less than 80% of their full replacement cost from time to time during the term of this Lease, providing protection against any peril included within the classification “fire and extended coverage,” for the repair or replacement of the property damaged or destroyed unless this Lease shall terminate pursuant to Section 20 hereof.

10.3.3      All policies of insurance to be provided by Tenant shall be issued by insurance companies, with general policy holder’s rating of not less than A- and a financial rating of not less than Class VII as rated in the most current available “Best’s” Insurance Reports, and admitted to do business in the State of California. Such policies shall be issued in the names of Landlord and Tenant. The policies provided by Tenant shall be for the mutual and joint benefit and protection of Landlord and Tenant, and executed copies of such policies of insurance or certificates thereof shall be delivered to the Landlord within 10 days after the Commencement Date and, thereafter, within 30 days prior to the expiration of the term of each such policy. All public liability and property damage policies shall contain a provision that the Landlord, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it or Landlord’s Agents by reason of the negligence of the Tenant. Upon the expiration or termination of any such policy, renewal or additional policies shall be procured and maintained by the Tenant to provide the required coverage. All policies of insurance delivered to Landlord must contain a provision that the company writing said policy will provide to Landlord with 30 days notice in writing in advance of any cancellation or lapse or the effective date of any reduction in the amounts of insurance. All public liability, property damage and other casualty policies shall be written as primary policies, not contributing with and not in excess of coverage which Landlord may carry.

10.3.4      Notwithstanding anything to the contrary, Tenant’s obligation to carry the insurance described in this Section may be brought within the coverage of a so-called blanket policy or policies of insurance carried and maintained by the Tenant, provided that (i) Landlord will be named as an additional insured thereunder as their interests may appear, (ii) the coverage afforded Landlord will not be reduced or diminished by reason of the use of such blanket policy of insurance, and (iii) the requirements set forth herein are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant covering the Premises for policies which are not required to be delivered to Landlord.

10.4         Release of Subrogation Rights.  Landlord and Tenant hereby mutually release each other from liability and waive all right to recover against each other for any loss from perils insured against under their respective insurance policies, including any extended coverage and special form endorsements to said policies; provided, however, this Section shall be inapplicable if it would have the effect, but only to the extent that it would have the effect of invalidating any insurance coverage of Landlord or Tenant. The parties shall obtain, if available, from their respective insurance companies, a waiver of any right of subrogation which said insurance company may have against the Landlord or the Tenant, as the case may be.

ARTICLE 11

Care of the Premises

11.1         Care of Premises.  Tenant shall, at its sole cost and expense keep the Premises and exterior and interior portions of windows, doors, and all other glass or plate glass fixtures in a working neat, clean, sanitary, safe and good condition and repair, and shall keep the Premises free from trash, rubbish and dirt. Tenant shall make all repairs or replacements thereon or thereto, whether ordinary or extraordinary.

11.2         Maintenance of Equipment.  Tenant shall, at its sole cost and expense, keep and maintain all utilities, fixtures and mechanical equipment used, or available for use, by Tenant in connection with the Premises, in good working order, condition and repair. Said items shall include, but are not limited to, all plumbing or sewage facilities in the Premises, doors, locks and closing devices, windows, including glass, lights, electric systems and equipment, heating and air conditioning systems and equipment, and all other appliances and equipment of every kind necessary for the use of the Premises.

11.3         Roof, Walls, Foundation and Structural.  At its cost and expense, Tenant will keep in good condition and repair the roof, foundation, load bearing walls and structural elements of the Premises to keep the Premises in the same condition and repair existing as of the Commencement Date, normal wear and tear, casualty and condemnation excepted.

11.3.1      Notwithstanding the foregoing, with respect to a Capital Structural Repair (as defined below), Tenant may elect in its sole discretion to either (i) require Landlord to complete such Capital Structural Repair with the costs and expenses of which to be paid by Tenant as set forth in Section 11.3.2 below or (ii) complete such Capital Structural Repair at Tenant’s own cost and expense.  For purposes of this Article 11, “Capital Structural Repair” means a repair of structural elements of the Premises or the building systems (a) that requires a construction or building permit from the City of Carlsbad to conduct such repair and (b) the estimated cost of which exceeds $250,000.  The parties will use their diligent good faith efforts to mutually agree on the budget and plans for any Capital Structural Repair.

11.3.2      At Tenant’s election, Tenant shall pay Landlord the cost and expense plus interest (at Landlord’s actual cost of borrowing on an arms-length basis) of any Capital Structural Repairs that Landlord completes pursuant to subpart (i) of Section 11.3.1 above (“Capital Structural Expenses”): (i) in one lump sum, or (ii) as equal monthly installments over the lesser of (a) the useful life of the Capital Structural Repair for which such Capital Structural Expenses were incurred, or (b) the remaining Term of the Lease (as may be extended).

11.4         Compliance with Governmental Regulations.  Tenant shall, at its sole cost and expense, promptly and properly observe and comply with, including the making by Tenant of any alterations to the Premises, all present and future orders, regulations, directions, rules, laws ordinances, and requirements of all governmental authorities (including, without limitation, state, municipal, county and federal governments and their departments, bureaus, boards and officials) arising from the use or occupy of, applicable to, the Premises.

11.5         Service Contracts.  Except to the extent self-performed by Tenant’s qualified and experienced personnel, as reasonably determined by Landlord, Tenant shall, at Tenant’s sole cost and expense, procure and maintain contracts, with copies to Landlord, in customary form and substance for, and with contractors specializing and experienced in the maintenance of the following equipment and improvements, if any, if and when installed on the Premises: (i) HVAC equipment, (ii) boiler, and pressure vessels, (iii) fire extinguishing systems, including fire alarm and/or smoke detection, (iv) except as maintained by Faraday Court Owners’ Association, landscaping and irrigation system, (v) roof covering and drains, (vi) clarifiers, (vii) basic utility feed to the perimeter of the Building, and (vii) any other equipment, if reasonably required by

Landlord.  However, Landlord reserves the right, upon notice to Tenant, to procure and maintain any or all of such service contracts, and if Landlord so elects, Tenant shall reimburse Landlord, upon demand, for the cost thereof.

11.6         Action by Landlord if Tenant Fails to Maintain.  If Tenant refuses or neglects to repair or maintain the Premises as required by Sections 11.1, 11.2, 11.3 and 11.4 to the reasonable satisfaction of Landlord, Landlord, at any time following 10 days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance with qualified and experienced contractors (without liability to Tenant for any loss or damage which may occur to Tenant’s merchandise, fixtures or other personal property, or to Tenant’s business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord as Additional Rent Landlord’s costs for making such repairs, plus interest at the Default Rate upon demand herefore. Moreover, Tenant’s failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

ARTICLE 12

Taxes

12.1         Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes, assessments, license fees, and other public charges levied, assessed or imposed or which become payable during the term of this Lease upon any trade fixtures, furnishings, equipment and all other personal property of Tenant installed or located in the Premises. Whenever possible, Tenant shall cause said trade fixtures, furnishings, equipment and personal property to be separately assessed. If, however, any or all of said items shall be assessed and taxed with the real property, Tenant shall pay to Landlord such taxes as are attributable to Tenant’s trade fixtures, furnishings, equipment and personal property within 15 days after receipt of an invoice from Landlord advising Tenant of the taxes applicable to Tenant’s property.

12.2         Real Property Taxes.  Tenant shall also pay at least 20 days before delinquent any and all real estate taxes, as defined in Section 12.3, assessed or imposed, or which become a lien upon or become chargeable against or payable in connection with the Premises.  Within three business days of such payment, Tenant shall provide Landlord evidence of such payment in a form reasonably acceptable to Landlord.  In the event that the Premises are not separately assessed, Tenant shall pay an equitable proportion of the real estate taxes and assessments for all the land and improvements included within the tax parcel(s) assessed, such proportion shall be determined by Landlord from the respective valuations assigned in the Assessor’s worksheets and such other information as is reasonably available to Landlord, including the Building and any special improvements constructed for the benefit of Tenant. Real estate taxes for the last year of the term of this Lease shall be prorated between Landlord and Tenant as of the expiration date of the term. With respect to any assessments which may be levied against or upon the Premises, or which under the laws then in force may be evidenced by improvement or other bonds and may be paid in annual installments, only the amount of such annual installment, with appropriate proration for any partial year, and interest thereon, shall be included within a computation of taxes and assessments levied against the Premises.  To the extent tax bills are not otherwise delivered to Tenant and such tax bills are delivered to Landlord, at least 60 days prior to the applicable delinquency date, Landlord will provide Tenant with written notice detailing the amount and due date of each real estate tax Tenant is required to pay pursuant to this Section 12.2.  In the event that Tenant incurs a late charge on the payment of the Base Monthly Rental or fails to pay the real property taxes within 20 days before delinquent, Landlord may estimate the current real property taxes, and require that such taxes be paid in advance to Landlord by Tenant monthly in advance with the payment of the Base Monthly Rental.  Such monthly payment shall be equal to the amount of the estimated installment of taxes divided by the number of months remaining before the month in which such installment becomes delinquent.  When the actual amount of the applicable tax bill is known, the amount of such equal monthly advance payments shall be adjusted as required to provide the funds needed to pay the applicable taxes.  If the amount collected by Landlord is insufficient to pay such real estate taxes when due, Tenant shall pay Landlord, upon demand, such additional sum as is necessary.  Upon receipt of the full amount of the real estate taxes for such period, Landlord shall, if practicable, pay such real estate taxes before they are delinquent.  Advance payments may be intermingled with other moneys of Landlord and shall not bear interest.  In the event of a breach by Tenant in the performance of its obligations under this Lease, then any such advance payments may be treated by Landlord as an additional security deposit; provided, however, to the extent that Landlord applies such payments to anything other than real estate taxes, then Landlord shall promptly give Tenant notice of such application.

12.3         Definition of Taxes.  For purposes of this Lease, “taxes” shall also include each of the following:

12.3.1      Any form of assessment, license fee, license tax, bond or improvement bond, business license tax, commercial rental tax, levy, charge, penalty, or tax, imposed by any authority having the direct power to tax, including any city, county, state or federal government, or any school, agricultural, lighting, drainage or other improvement or special district thereof, as against any legal or equitable interest of Landlord in the Premises or the real property of which the Premises constitute a part;

12.3.2      Any tax on Landlord’s right to rent or other income from the Premises or as against Landlord’s business of leasing the Premises;

12.3.3      Any assessment, tax, fee, levy or charge in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included with the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of real property tax for purposes of this Lease;

12.3.4      Any tax allocable to or measured by the area of the Premises or the rental payable hereunder, including without limitation, any gross income tax or excise tax levied by the State, any political subdivision thereof, city, or federal government, with respect to the receipt of such rental, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use of occupancy by Tenant of the Premises, or any portion thereof,

12.3.5      Any tax upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

12.3.5      Any tax, fee, levy, assessment or charge, or any increase therein: (i) imposed by reason of events occurring during the term of this Lease, including but not limited to, a change in the ownership of the Premises, and (ii) levied or assessed on machinery or equipment, if any, provided by Landlord to Tenant pursuant to this Lease.

12.3.6      Notwithstanding anything contained in this Lease, “Real estate taxes” shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes.

ARTICLE 13

Common Areas

13.1         Common Area.  Common areas shall include all areas within the Premises outside the exterior boundaries of the buildings situated thereon, including, but not limited to, streets, driveways, parking areas, truckways, delivery passages, loading doors, sidewalks, ramps, open and closed courts and malls, landscaped and planted areas, exterior stairways, bus stops, retaining and decorative walls and planters, and other areas provided for the common use of Landlord and Tenant, their employees and invitees.

13.2         Maintenance.  Except to the extent maintained by Faraday Court Owners’ Association, Landlord shall maintain said common areas in a neat, clean and orderly condition, properly lighted and landscaped as Landlord and the Faraday Court Owners’ Association shall determine, including, but not limited to, general maintenance, repairs, pest control, resurfacing, painting, restriping, cleaning, sweeping and trash removal; maintenance and repair of sidewalks and curbs; sprinkler systems, planting and landscaping; lighting, water, music and other utilities; directional signs and other markers and bumpers; maintenance and repair of any fire protection systems, automatic sprinkler systems, lighting systems, storm drainage systems and any other utility systems; personnel to implement such service and to police the common areas; and police and fire protection services.  Tenant shall reimburse Landlord for all costs incurred by Landlord in connection with such maintenance of said common areas pursuant to Section 13.3, which amount shall be deemed Additional Rent.

13.3         Tenant’s Costs.  Within 60 days after the Commencement Date, and within 60 days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of Tenant’s share of the cost of utilities, if not separately metered, insurance provided by Landlord and expenses in connection with maintenance of common areas. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within 90 days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the costs incurred by Landlord for the operation and maintenance of the Premises during such year (the “Annual Statement”), and Tenant shall pay to Landlord Tenant’s proportionate share of the cost incurred in excess of the payments made by Tenant within 10 days of receipt of such statement. In the event that the payments made by Tenant for the operation and maintenance of the Premises exceed Tenant’s share of the cost of same, such amount shall be credited by Landlord to the rent or other charges next due and owing, provided that, if the Lease term has expired, Landlord shall accompany said statement with the amount due Tenant. At the request of Tenant, to be made within 90 days of receipt by Tenant of the Annual Statement, Landlord shall provide Tenant with copies of invoices, or other forms of payment verification, covering the costs incurred by Landlord as set forth in the Annual Statement. Tenant shall have the right, within 90 days of receipt of this additional information, to audit, through a nationally or regionally recognized firm of certified public accountants engaged on a non-contingency basis, the Landlord’s records in connection with the Annual Statement. Landlord shall make the records readily available for such examination. If any audit discloses that the Annual Statement submitted by Landlord overstates the expenses by more than 5%, Landlord shall pay Tenant within 5 days after written request the reasonable cost of such audit together with any overpayment which may have been made by Tenant. Any information obtained by Tenant pursuant to the provisions of this Section shall be treated as confidential.

13.4.        Management Fee. Tenant shall pay to Landlord, as Additional Rent, a monthly fee to cover costs of property management services in an amount equal to one percent (1%) of the Base Monthly Rental due from Tenant, whether or not Landlord incurs fees payable to any third party to provide such services and without regard to the actual costs incurred by Landlord for such services.

ARTICLE 14

Signs and Advertising

14.1 Signs.  Landlord shall designate the location on the Premises for one or more exterior Tenant identification sign(s) and Tenant shall not display or erect any other signs, displays, or other advertising materials that are visible from the exterior of the building. The size, design, and other physical aspects of the permitted sign(s) shall be subject to the Landlord’s written approval prior to installation, which approval will not unreasonably be withheld, any covenants, conditions, or restrictions encumbering the Premises, any applicable municipal or other governmental permits and approvals. The cost of the sign(s), including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense. If Tenant fails to maintain its sign(s), or if Tenant fails to remove such sign(s) upon termination of the Lease, or fails to repair any damage caused by such removal (including without limitation, painting the building, if required by Landlord), Landlord may do so at Tenant’s expense. Tenant shall on demand reimburse Landlord for all costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon.  By executing this Lease, Landlord hereby approves the signage currently existing on the Premises.

ARTICLE 15

Entry by Landlord

15.1         Entry by Landlord.  Tenant shall permit Landlord and Landlord’s Agents, and, if accompanied by a representative of Tenant, prospective purchasers, lenders, investors and contractors to enter the Premises at all reasonable times, upon giving Tenant a 24 hour written notice, except in the event of an emergency in which case neither the 24 hour written notice nor the presence of a representative of Tenant is required: (i) for the purpose of inspecting the same, (ii) for the purpose of maintenance, repairs, alterations, or additions to any portion of the Building, including the erection and maintenance of such scaffolding, canopies, fences, and props as may be required, (iii) for the purposes of performing any of Tenant’s obligations under this Lease, or (iv) for the purpose of posting notices of non-responsibility for alterations, additions, or repairs.

15.2         Entry to Relet Premises.  Landlord may, during reasonable business hours within 18 months prior to the expiration of this Lease, enter the Premises for the purpose of allowing prospective tenants to view the Premises.

15.3         No Liability.  Landlord shall be permitted to enter the Premises for any of the purposes stated in and in accordance with Sections 15.1 and 15.2 above without any liability to Tenant for any loss of occupation of quiet enjoyment of the Premises resulting therefrom.

ARTICLE 16

Assignment and Subletting

16.1         Assignment and Subletting.  Tenant shall neither voluntarily nor by operation of law, assign, sell, encumber, pledge or otherwise transfer all or any part of Tenant’s leasehold estate hereunder, or permit the Premises to be occupied by anyone other than Tenant or Tenant’s employees, or sublet the Premises or any portion thereof, without Landlord’s prior written consent in each instance, which consent shall not be unreasonably withheld. Any purported assignment or subletting contrary to these provisions shall be void. Landlord’s consent shall be based upon a determination that the same type, class, nature and quality of business, service, management, and financial soundness of ownership shall exist after such assignment or subletting and, provided further, that each and every covenant, condition or obligation imposed upon Tenant by this Lease is assumed by such assignee or subtenant and each and every right, remedy or benefit afforded Landlord by this Lease is not thereby impaired or diminished.

Consent by Landlord to one or more assignments of this Lease or to one or more sublettings of the Premises shall not operate to exhaust Landlord’s rights under this Section.

16.2         Notice to Landlord.  If Tenant desires at any time to assign this Lease or to sublet the Premises or any portion thereof, it shall first notify Landlord of its desire to do so and shall submit in writing to Landlord (the “Transfer Notice”); (i) the size and location of the space Tenant proposes to assign or sublet; (ii) the name of the proposed Subtenant or assignee; (iii) the date on which the Tenant proposes that the transfer be effective, which shall not be earlier than the date which is 10 business days after the Transfer Notice (iv) the nature of the proposed Subtenant’s or assignee’s business to be carried on in the Premises; (v) the terms and provisions of the proposed sublease or assignment; (vi) such reasonable financial information as Landlord may request concerning the proposed Subtenant or assignee, and (vii) such other information as Landlord may reasonably require. Tenant agrees to reimburse Landlord for Landlord’s actual costs and attorneys’ fees (not to exceed $5000) incurred in conjunction with the processing and documentation of any such requested assignment, subletting, transfer, change or ownership or hypothecation of this Lease.

16.3         Notwithstanding Section 16.1 and 16.2, Landlord agrees that Tenant may assign its interest in this Lease or sublet the Premises, or any portion thereof, without Landlord’s prior written consent but with written notice, to any (each such assignment, a “Specially Permitted Assignment”):

(i)            successor by merger or sale of substantially all of Tenant’s assets to which this Lease relates in a manner such that the assignee will become liable and responsible for the performance and observance of all Tenant’s duties and obligations hereunder;

(ii)           corporation or other entity which controls, is controlled by, or is under common control with Tenant (a corporation or other entity will be regarded as in control of another corporation or entity if its owns or controls in excess of 50% of the voting stock or other ownership interest of the other corporation or entity); or

(iii) corporation or other entity with whom Tenant has a bona fide collaboration (by joint venture, license or otherwise) (“Other Occupants”) subject to satisfaction of the following conditions:

(a)           the purpose of such collaboration is to develop and/or commercialize any or all of Tenant’s drug products;

(b)           there shall be no separate identification of the portion of the Premises occupied by the Other Occupants visible from inside or outside the Premises,

(c)           there shall be no separate entrances or partitions separating the portion of the Premises occupied by Other Occupants;

(d)           there shall be no agreement purporting to transfer any part of Tenant’s leasehold to any Other Occupant, and each Other Occupant (but not their individual employees) shall affirm in writing that it is not a subtenant or other transferee of any leasehold interest; and

(e) such occupancy shall not be a subterfuge or a means to circumvent the restrictions on transfer set forth in this Section.

16.4         No Release of Liability.  No subletting or assignment, even with the consent of Landlord, shall relieve Tenant of its obligation to pay the rent and perform all the other obligations to be performed by Tenant hereunder. The acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease or to be a consent to any assignment or subletting.

16.5         Transfer Premiums.  If Tenant assigns or sublets its rights under this Lease, Tenant shall pay to Landlord as Additional Rent, after Tenant has recovered any relevant leasing commissions, costs of real property and/or tenant improvements and other expenses of the assignment or sublease, 50% of such excess consideration due and payable to Tenant from said assignment or sublease to the extent said consideration exceeds the Rent or a pro rata portion of the Rent, in the event only a portion of the Premises is sublet or assigned (“Profits”); provided, however, Landlord will not be entitled to any Profits derived in connection with a Specially Permitted Assignment.

16.6         Landlord’s Option.  Except for Specially Permitted Assignments, if Tenant desires at any time to assign or sublet all or substantially all of the Premises, Landlord, within 15 days after Landlord’s receipt of all of the information required in the Transfer Notice, may by written notice to Tenant elect to terminate this Lease as to the entire Premises.  In the event the Landlord elects to terminate the Lease, the Lease shall terminate on the proposed date the transfer would be effective as specified in the Transfer Notice and Tenant shall have no furhter obligations with respect to the Premises other than to surrender and vacate the Premises on or before the effective date of termination.  After any such election by Landlord, Landlord shall be entitled to re-lease the Premises in Landlord’s sole and absolute discretion.

ARTICLE 17

Dispossession

17.1         No Dispossession.  If Tenant shall surrender the Premises, or be disposed by process of law, or otherwise, Landlord may terminate this Lease, retake possession of the Premises, pursue its remedies provided herein, and any personal property or trade fixtures belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed abandoned.  In such case, Landlord may dispose of said personal property in any manner and is hereby relieved of all liability for doing so.

ARTICLE 18

Breach by Tenant

18.1         Events of Default.  The occurrence of any of the following shall constitute a breach and material default of this Lease by Tenant:

18.1.1      The failure of Tenant to pay or cause to be paid when due any Base Monthly Rental, Additional Rent, Rent, taxes, monies, or charges required by this Lease to be paid by Tenant when such failure continues for a period of 5 business days after written notice thereof from Landlord to Tenant;

18.1.2      The failure of Tenant to perform any term, covenant or condition, other than payment of rent, taxes, monies or charges, required by this Lease and Tenant shall have failed to cure such failure within 30 days after written notice from Landlord; provided, however, that where such failure cannot reasonably be cured within the 30 day period, the Tenant shall not be in default if it has commenced such cure within the same 30 day period and diligently thereafter prosecutes the same to completion;

18.1.3      Subject to the notice and cure provisions of Section 18.1.3 above, Tenant causing, permitting, or suffering, without the prior written consent of Landlord, any act when this Lease requires Landlord’s prior written consent or prohibits such act; or

18.1.4      To the extent permitted by applicable law, any act of bankruptcy caused, suffered or permitted by Tenant. For purposes of this Lease, “act of bankruptcy” shall include any of the following:

18.1.4.1.  Any general assignment or general arrangement for the benefit of creditors;

18.1.4.2.  The filing of any petition by or against Tenant to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy, unless such petition is filed against Tenant and same is dismissed within 120 days;

18.1.4.3.  The appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; or,

18.1.4.4.  The attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease.

18.2         Three-Day Notice.  In the event that Landlord issues a three-day notice, notice of abandonment or comparable document by reason of Tenant’s breach, and Tenant cures such default, Tenant agrees to pay to Landlord, the reasonable cost of preparation and delivery of same.

18.3         No Waiver.  The acceptance by Landlord of rent due hereunder after breach by Tenant will not constitute a waiver of such breach, unless a written notice to that effect has been delivered to Tenant.

18.4         Replacement of Statutory Notice Requirements.  When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure section 1161 or any similar or successor statute.  When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by Section 35.10 shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure section 1162 or any similar or successor statute.

ARTICLE 19

Remedies Upon Breach

19.1         Landlord’s Remedies.  If Tenant fails to perform any of its affirmative duties or obligations, within 30 days after written notice (or in the case of any facts or circumstances that create an imminent risk of damage to the Property or the Premises or injury to, or death of, persons, without written notice), Landlord may, at its option, perform such duty or obligation on Tenant’s behalf, including but not limited to the obtaining of reasonable required bonds, insurance policies, or governmental licenses, permits or approvals; provided, however, in the event Tenant begins to cure within such 30 day period, Landlord shall provide Tenant a reasonable opportunity to cure such default.  Tenant shall pay to Landlord an amount equal to the costs and expenses incurred by Landlord in such performance upon receipt of an invoice, with interest thereon, at the Default Rate from the date of expenditure.   Upon the occurrence of any breach or material default by Tenant under Section 18.1, in addition to other rights or remedies of Landlord at law or in equity, Landlord shall have the following remedies:

19.1.1      Landlord shall have the remedy in Civil Code section 1951.4, which provides that, when a tenant has the right to sublet or assign (subject only to reasonable limitations), the landlord may continue the lease in effect after the tenant’s breach and abandonment and recover Rent as it become due.  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may enforce all of Landlord’s rights and remedies under this Lease, including the right to recover all Rent as it becomes due; and

19.1.2      Landlord, either as an alternative or subsequent to exercising the remedies set forth in Section 19.1.1, may terminate Tenant’s right to possession of the Premises by and upon delivery to Tenant of written notice of termination. Landlord may then immediately reenter the Premises and take possession thereof pursuant to legal proceedings and remove all persons and property from the Premises; such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant. No notice of termination shall be necessary in the event that Tenant has abandoned the Premises. In the event that Landlord elects to terminate Tenant’s right of possession, Landlord may recover the following:

19.1.2.1.  The worth at the time of the award of the unpaid rent which had been earned at the time of termination. “Worth at the time of award” shall be computed by allowing interest at the Default Rate from the first day the breach occurs;

19.1.2.2.  The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that the Tenant proves could have been reasonably avoided. “Worth at the time of award” shall be determined by allowing interest at the Default Rate from the first day a breach occurs;

19.1.2.3.  The worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. “Worth at the time of award” shall be computed by discounting such amount at the discount rate at the Federal Reserve Bank of San Francisco at the time of award plus 1%; and

19.1.2.4.  Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom including, but not limited to, commissions and expenses of reletting, attorneys’ fees, costs of alterations and repairs, recording fees, filing fees and any other expenses customarily resulting from obtaining possession of leased premises and re-leasing.

19.2         Landlord Default.  If Landlord fails to perform any of its obligations under this Lease, such failure materially interferes with the Tenant’s use and operations within the Premises and Landlord fails to cure such default within twenty (20) days after written notice from Tenant specifying the nature of such default where such default could reasonably be cured within said twenty (20) day period, or fails to commence such cure within said twenty (20) day period and thereafter fails to continue with due diligence to prosecute such cure to completion where such default could not reasonably be cured with said twenty (20) day period, then (1) Tenant may proceed in equity or at law to compel Landlord to perform its obligation and/or to recover damages proximately caused by such failure to perform; and/or (2) Tenant may perform such obligations and have the right to be reimbursed for the sum it actually and reasonably expends in the performance thereof; and if Landlord does not reimburse Tenant therefore within thirty (30) days after written demand therefore from Tenant, Tenant shall have the right to withhold such sum from future Rent due hereunder until Tenant is reimbursed in full therefore; provided, however, that such right to withhold rent shall be limited to not more than one month’s Base Monthly Rent in any twelve (12) month period.  In the event the sum expended by Tenant exceeds one (1) month’s Base Monthly Rent, Tenant by withholding such rent shall not be deemed to waive any of Tenant’s rights to collect any excess proceeds pursuant to its remedies at law and/or pursue its remedies in equity.  Notwithstanding the foregoing, Tenant shall have no right to terminate this Lease for any such default by Landlord.

ARTICLE 20

Damage or Destruction

20.1         Landlord’s Obligation to Rebuild.  If the Premises are damaged or destroyed, Landlord shall promptly and diligently repair the Premises unless it has the right to terminate this Lease as provided in Section 20.2 below and it elects to so terminate.  For purposes of this Article 20, “Premises” shall include any real property and/or fixture improvements located within the Premises as of the Commencement Date.

20.2         Landlord’s Right to Terminate.  Landlord shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) insurance proceeds together with additional amounts Tenant agrees to contribute are not confirmed to be available to Landlord, within 90 days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible; (ii) the Premises cannot, with reasonable diligence, be fully repaired by Landlord within 12 months after the date of the damage or destruction; (iii) the Premises cannot be safely repaired because of the presence of hazardous factors, including, but not limited to, earthquake faults, radiation, chemical waste and other similar dangers; (iv) the Premises are destroyed or damaged during the last 12 months of the Term; or (v) Tenant is in uncured material default under the terms of this Lease at the time of such damage or destruction.

20.3         Tenant’s Right to Terminate.  Tenant shall have the right to terminate this Lease following damage to or destruction of the Premises if any of the following occurs: (i) the Premises cannot, with reasonable diligence, be fully repaired by Landlord within 18 months after the date of the damage or destruction; or (ii) the Premises are destroyed or damaged during the last 12 months of the Term.

If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate within 30 days after it has knowledge of such damage or destruction, and this Lease will terminate 15 days after receipt of such notice.  If this Lease is terminated pursuant to Section 20.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, except for: (i) those proceeds payable under policies obtained by Tenant which specifically insure Tenant’s personal property, trade fixtures and machinery, and (ii) that portion of the proceeds which are directly attributable to that portion of the real property and/ or fixture improvements located within the Premises and which were paid for by Tenant after the Commencement Date.  If neither party elects to terminate the Lease, Landlord shall, promptly following the date of such damage or destruction and receipt of amounts required of Tenant pursuant to Section 20.2(i) above, commence the process of obtaining necessary permits and approvals, and shall diligently commence repair of the Premises as soon as practicable and thereafter prosecute the same diligently to completion, in which event this Lease will continue in full force and effect.

20.4         Limited Obligation to Repair.  Landlord’s obligation, should it elect or be obligated to repair or rebuild, shall be limited to the Premises (including any real property and/or fixture improvements existing on the Premises as of the Commencement Date), Building and common areas, and Tenant shall, at its expense, replace or fully repair all Tenant’s personal property and any alterations installed by Tenant existing at the time of such damage or destruction. If the Premises are to be repaired in accordance with the foregoing, Landlord shall make available to Tenant any portion of insurance proceeds it receives which are allocable to the alterations constructed by Tenant pursuant to this Lease provided Tenant is not then in default.

20.5         Abatement of Rent.  Rent shall be temporarily abated in proportion to the degree to which Tenant’s use of the Premises is impaired and only to the extent of any proceeds received by Landlord from the rental abatement insurance described in Section 10.1 hereof, during any period when, by reason of such damage or destruction, Landlord and Tenant reasonably determines that there is substantial interference with Tenant’s use of the Building. Such abatement shall commence upon such damage or destruction and end upon substantial completion by Landlord of the repair or reconstruction which Landlord is obligated or undertakes to do. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant’s personal property or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932(2) and Section 1933(4) of the California Civil Code, and the provisions of any similar law hereinafter enacted.

20.6         Replacement Cost.  The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section.

ARTICLE 21

Condemnation

21.1         Total Taking – Termination.  If title to all of the Premises or so much thereof is taken for any public or quasi-public use under any statute or by right of eminent domain so that reconstruction of the Premises will not result in the Premises being reasonably suitable (as reasonably determined by Landlord and Tenant) for Tenant’s continued occupancy for the uses and purposes permitted by this Lease, this Lease shall terminate as of the date possession of the Premises or part thereof be taken.

21.2         Partial Taking.  If any part of the Premises is taken and the remaining part after Landlord makes repairs and alterations is reasonably suitable, as reasonably determined by Landlord and Tenant, for Tenant’s continued occupancy for the purposes and uses permitted by this Lease, this Lease shall, as to the part so taken terminate as of the date that possession of such part of the Premises is taken and the Base Monthly Rental shall be reduced in the same proportion that the floor area of the portion of the Building so taken (less any addition thereto by reason of any reconstruction) bears to the original floor area of the Building. Landlord shall, at its sole cost and expense, make all necessary repairs or alterations to the Building so as to make the portion of the Building not taken a complete architectural unit. Such work shall not, however, exceed the scope of the work done by Landlord in originally constructing the Building. Base

Monthly Rental due and payable hereunder shall be temporarily abated during such restoration period in proportion to the degree to which Tenant’s use of Premises is impaired. Each party hereby waives the provisions of Section 1265.130 of the California Code of Civil Procedure allowing either party to petition the Superior Court to terminate in the event of a partial taking of the Building or Premises.  Notwithstanding the foregoing, if more than twenty-five percent (25%) of the square footage of the Building is taken or sold under such threat, Landlord may terminate this Lease as of the date that the condemning authority takes possession by delivery of written notice of such election within twenty (20) days after Landlord has been notified of the taking or, in the absence thereof, within twenty (20) days after the condemning authority shall have taken possession.

21.3         No Apportionment of Award.  No award for any partial or entire taking shall be apportioned, it being agreed and understood that Landlord shall be entitled to the entire award for any partial or entire taking. Tenant assigns to Landlord its interest in any award which may be made in such taking or condemnation, together with any and all rights of Tenant arising in or to the same or any part thereof. Nothing contained herein shall be deemed to give Landlord any interest in or require Tenant to assign to Landlord any separate award made to Tenant for the taking of Tenant’s personal property, trade fixtures or machinery for the interruption of Tenant’s business, or its moving costs, or for the loss of its goodwill.  Notwithstanding the foregoing, Tenant shall be entitled to receive (i) an award to the extent of that portion of the award which is directly attributable to the real property and/or fixture improvements located within the Premises paid for by Tenant after the Commencement Date, and (ii) 50% of the amount attributable to any excess of the market value of the Premises for the remainder of the Lease term over the present value as of the termination date of the fixed rent and management fee payable for the remainder of the Lease term.  In addition, Tenant will have the right to make a separate claim in the condemnation proceeding for (a) the taking of the unamortized or undepreciated value of any leasehold improvements that Tenant has the right to remove at the end of the Lease Term and that Tenant elects not to remove, (b) loss of goodwill, and (c) any other amount in addition to the foregoing, so long as any such claim does not reduce the amount of the award payable to Landlord.

21.4         Temporary Taking.  No temporary taking of the Premises shall terminate this Lease or give Tenant any right to any abatement of Rent, except to the extent covered by insurance proceeds payable to Landlord. Any award made to Tenant by reason of such temporary taking shall belong entirely to Tenant and Landlord shall not be entitled to share therein. Each party agrees to execute and deliver to the other all instruments that may be required to effectuate the provisions of this Section.

21.5         Sale Under Threat of Condemnation.  A sale made in good faith by Landlord to any authority having the power of eminent domain, either under threat of condemnation or while condemnation proceedings are pending, shall be deemed a taking under the power of eminent domain for all purposes of this Section.

ARTICLE 22

Surrender of Lease

22.1         Surrender of Lease.  The voluntary or other surrender of its interest in this Lease by Tenant or a mutual cancellation of this Lease shall not work a merger, and shall, at the election of Landlord, either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies. Landlord shall exercise its election within 30 days of any such surrender or cancellation.

ARTICLE 23

Attorneys’ Fees

23.1         Attorneys’ Fees.  If either party institutes or is made a party to any action or proceeding to enforce or interpret this Lease, the prevailing party in such action or proceeding shall be entitled to recover all costs and attorneys’ fees incurred in connection with such action or proceeding, or any appeal or enforcement of such action or proceeding.

ARTICLE 24

Sale of the Premises by Landlord; ROFN

24.1         Sale of Premises.  Notwithstanding any provisions of this Lease to the contrary, Landlord may assign, in whole or in part, Landlord’s interest in this Lease and may sell all or part of the real estate of which the Premises are a part (the “Real Property”).  Should Landlord elect to sell the Real Property, Landlord agrees to notify Tenant of its intent to do so. Landlord’s willingness to notify Tenant is to be considered a courtesy notice only and not an offer to sell, or an obligation of any form on the part of Landlord to sell the Real Property to Tenant. This courtesy notice is not to be construed as an option, an offer to negotiate, a right of first refusal, or any other form of agreement that would obligate Landlord to pursue a sale of the Real Property to Tenant or in any manner prohibit Landlord from its rights to sell all or part of the Real Property as it chooses.

24.2         Right of First Negotiation.  If at any time during the Term, Landlord decides to sell the Real Property, Landlord shall deliver to Tenant written notice thereof (the “Sale Notice”).  Tenant may, within 10 business days after its receipt of the Sale Notice, elect by written notice to Landlord to negotiate with Landlord to purchase the Premises by delivering written notice to Landlord (“Tenant’s Acceptance Notice”).  Promptly thereafter, the parties shall negotiate in good faith the terms and conditions of such purchase and sale of the Premises.  If the parties are unable to agree on mutually acceptable terms and conditions and execute a binding commitment for the purchase and sale of the Premises within 60 days after the date of the Sale Notice (“Offer Period”), Landlord shall be deemed to have satisfied its obligation to provide Tenant with the right of first negotiation provided for herein and may offer to sell the Premises in the open market.  If Landlord fails to close on the sale of the Premises with a third party within 6 months from the expiration of the Offer Period (provided such period shall be extended as necessary to close the transaction if Landlord and such third party are in escrow within the 6-month period), the right of first negotiation provided for herein shall again apply.

ARTICLE 25

Quiet Enjoyment

25.1.        Quiet Enjoyment.  If Tenant is not in breach under the covenants made in this Lease, Landlord covenants that Tenant shall have peaceful and quiet enjoyment of the Premises without hindrance on the part of Landlord. Landlord will defend Tenant in the peaceful and quiet enjoyment of the Premises against claims of all persons claiming through or under Landlord.

ARTICLE 26

Estoppel Certificates and Financial Statements

26.1         Tenant Estoppel Certificate.  Tenant shall at any time during the term of this Lease, within 5 business days of written notice from Landlord, execute and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect or, if modified, stating the nature of such modification. Tenant’s statement shall include other details requested by Landlord, such as the date to which rent and other charges are paid, Tenant’s knowledge concerning any uncured defaults with respect to Landlord’s obligations under this Lease and the nature of such defaults if they are claimed, and such other matters as Landlord may reasonably request. Any such statement may be relied upon conclusively by any purchaser or lender having an interest in the Premises. Tenant’s failure to deliver such statements within such time shall be conclusive upon the Tenant that this Lease is in full force and effect, except as and to the extent any modification has been represented by Landlord, and that there are no uncured defaults in Landlord’s performance, and that not more than 1 month’s rent has been paid in advance.

26.2         Tenant Financial Statements.  Within 120 days after the end of each fiscal year, Tenant shall provide Landlord, upon Landlord’s written request, a copy of the audited financial statements that have been provided to the SEC or, in the event Tenant is no longer required to deliver such financial statements to the SEC, year-end financial statements, including balance sheets and income statements, reflecting Tenant’s current financial condition for such fiscal year that have been audited by a nationally or regionally recognized firm of certified public accountants.  In the event Tenant is no longer required to deliver such financial statements to the SEC, Tenant will represent and warrant at the time it provides any financial statements, records or information pursuant hereto that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects.

ARTICLE 27

Subordination and Attornment

27.1         Subordination of Lease.  This Lease and Tenant’s rights under this Lease are subject and subordinate to any Mortgage, ground lease, and to all renewals, modifications, consolidations, replacements, or extensions thereof, now or hereafter affecting the Premises. The provisions of this Section shall be self-operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, Tenant shall within ten days execute and deliver any instruments that Landlord, the holder of any Mortgage, or the Landlord of any ground lease may request to evidence such subordination. If Tenant fails to execute and deliver any such instruments, Tenant irrevocably constitutes and appoints Landlord as Tenant’s special attorney-in-fact to execute and deliver such instruments.

27.2         Attornment to Lender.  If the holder of any Mortgage, or the Landlord of any ground lease affecting the Premises, shall hereafter succeed, by foreclosure or otherwise, to the rights of Landlord under this Lease, Tenant shall attorn to and recognize such successor as Tenant’s Landlord under this Lease, and shall promptly execute and deliver any instruments that may be necessary to evidence such attornment, and Tenant hereby irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such instruments on behalf of Tenant should Tenant refuse or fail to do so. Upon such attornment, this Lease shall continue in effect as a direct lease between such successor Landlord and Tenant upon and subject to all of the provisions of this Lease. Notwithstanding the foregoing, Tenant’s agreement both to subordinate and to attorn, as set forth in this Article, is contingent upon Tenant’s receipt of a nondisturbance agreement from the holder of any encumbrance placed against the Premises, in a recordable, commercially reasonable form, providing that in the event of any foreclosure, sale under a power of sale, ground or master lease termination, or transfer in lieu of any of the foregoing, or the exercise of any other remedy under any such encumbrance, but subject to reasonable exceptions: (i) Tenant’s use, possession, and enjoyment of the Premises will not be disturbed and this Lease will continue in full force and effect so long as Tenant is not in default; and (ii) this Lease will automatically become a lease directly between any successor to Landlord’s interest, as landlord, and Tenant, as if that successor were the landlord originally named in the lease.

ARTICLE 28

Holding Over

28.1         Holding Over.  If Tenant should remain in possession of the Premises after the expiration of the term of this Lease without executing a new lease or after Landlord has declared a forfeiture by reason of a default by Tenant, the such holding over shall be construed as a tenancy from month to month, subject to all the conditions, provisions and obligations of this Lease insofar as they are applicable to a month to month tenancy, including the provisions of Article 3, except that the Base Monthly Rental shall be one hundred fifty percent (150%) of the Base Monthly Rental last due, payable monthly in advance.  Notwithstanding the foregoing, if Tenant fails to vacate the Premises or Tenant fulfills less than all of its obligations hereunder at the end of the Lease Term, Tenant also shall be liable for all damages incurred by Landlord by reason of the latter’s inability to deliver possession of the Premises or any portion thereof to any other person.

ARTICLE 29

Mortgagee Protection

29.1         Mortgagee Protection.  In the event of any default on the part of Landlord, Tenant agrees to give notice by registered or certified mail to any beneficiary of a deed of trust or mortgage covering the Premises whose address shall have been furnished to the Tenant and shall offer such beneficiary or mortgagee a reasonable opportunity to cure such default (such cure period not to exceed 90 days after receipt of such notice).

ARTICLE 30

Liability of Successors

30.1         Successor’s Liability.  The covenants and conditions herein contained shall, subject to the provisions as to assignment, apply to and bind the heir, successors, executors, administrators, and permitted assigns of all the parties hereto and all of the parties hereto shall be jointly and severally liable for the covenants contained herein.

ARTICLE 31

Easements

31.1.        Easements.  Landlord reserves the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant. Tenant shall sign any documents or instruments to accomplish the foregoing upon request of Landlord, and failure to do so shall constitute a material breach of this Lease. Tenant irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such documents or instructions on behalf of Tenant should Tenant refuse or fail to do so.

ARTICLE 32

Covenants, Conditions and Restrictions

32.1         Compliance with Covenants, Conditions and Restrictions.  In addition to requirements imposed by law, the care of the Premises and conduct of business thereupon, among other things, are restricted or subject to heightened requirements pursuant to one or more recorded Covenant, Conditions and Restrictions (“CC&R’s”). The terms of all applicable

CC&R’s, in their entirety, are incorporated herein by this reference. Tenant has received a copy of all applicable CC&R’s prior to its execution of this Lease, and such receipt is acknowledged hereby.

32.2         Associations.  Tenant shall faithfully observe and comply with the provisions of all applicable CC&R’s, and all modifications and additions which may from time to time be enacted pursuant to their terms. Tenant shall similarly observe and comply with all requests, demand and orders otherwise made by any governing associations created under the authority of the CC&R’s (the “Associations”). Any violation by Tenant of the CC&R’s or rightful orders of the Associations created thereby after written notice to Tenant shall be a default under this Lease, subject to the cure provisions of Section 18.1.3. However, Landlord will not be responsible to Tenant for the nonperformance of any provisions of such CC&R’s by its tenants occupying neighboring properties, if any.

32.3         Association Fees.  All payments, charge, dues, and assessments imposed under the authority of the CC&R’s and the Associations (“Association Fees”) shall be the sole responsibility of Tenant, who shall timely pay such Association Fees to Landlord as Additional Rent. Each payment shall be made promptly on demand throughout the term of this Lease and shall be paid without deduction or offset.

32.4         Faraday Court Owners Association.  Landlord shall not vote in favor of any matter to be voted upon by the Faraday Court Owners Association that if adopted would materially alter, reduce or adversely affect any of Tenant’s rights or materially enlarge Tenant’s obligations under this Lease.  Landlord will promptly copy Tenant on communications from the Faraday Court Owners Association that relate to the Premises and the common areas.

ARTICLE 33

Quitclaim Deed

33.1         Quitclaim Deed.  Tenant shall execute and deliver to Landlord on the expiration date or earlier termination of this Lease, promptly on Landlord’s request, a quitclaim deed to the Premises, in recordable form, designating Landlord as transferee.

ARTICLE 34

Hazardous Materials

34.1         Definitions:

34.1.1      Hazardous Materials Laws.  “Hazardous Materials Laws” means any and all federal, state or local laws, ordinances, rules, decrees, orders, regulations or court decisions relating to hazardous substances, hazardous materials, hazardous waste, toxic substances, environmental conditions on, under or about the Premises, or soil and ground water conditions, including, but not limited to, California Labor Code Section 6382, California Health and Safety Code Section 25249.5, et seq., any amendments to and any regulations promulgated pursuant to the foregoing, and any similar federal, state or local laws, ordinances, rules, decrees, orders or regulations.

34.1.2      Hazardous Materials.  “Hazardous Materials” means any chemical, compound, substance or other material, including, without limitation, gasoline, diesel, aviation fuels, lubricating oils, solvents and chemicals, that: (i) is defined as a hazardous substance, hazardous material, hazardous waste or toxic substance under any Hazardous Material Law; (ii) is controlled or governed by any Hazardous Materials Law, or gives rise to any reporting, notice or publication requirements thereunder, or gives rise to any liability, responsibility or duty on the part of Tenant or County with respect to any third person thereunder; or (iii) is a flammable or explosive material, asbestos, radioactive material, nuclear medicine material, drug, vaccine, bacterial, virus, hazardous waste, toxic substance, or related injurious or potentially injurious material (by itself or in combination with other materials).

34.2         Tenant’s Obligations

34.2.1      Compliance with Laws.  Tenant shall strictly comply with, and shall maintain the Premises in compliance with, all Hazardous Materials Laws. Tenant shall obtain and maintain in full force and effect all permits, licenses and other governmental approvals required for Tenant’s operations on the Premises under any Hazardous Materials Laws and shall comply with all terms and conditions thereof. At Landlord’s request, Tenant shall deliver copies of, or allow Landlord to inspect, all such permits, licenses and approvals. Tenant shall perform any monitoring, investigation, clean-up, removal, detoxification, preparation of closure or other required plans and any other remedial work (collectively, “Remedial Work’) required as a result of any release or discharge of Hazardous Materials from the Premises or any violation of Hazardous Materials Laws caused by Tenant or any Subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees (but not by Landlord or Landlord’s Agents). Landlord shall have the right to intervene in any governmental action or proceeding involving any Remedial Work, and to approve performance of the work, in order to protect Landlord interests. Tenant shall be solely responsible for paying all fines, damages and penalties imposed by any governmental agency resulting from Tenant’s violation of any Hazardous Materials Laws.

34.2.2 Compliance with Insurance Requirements.  Tenant shall comply with the requirements of Tenant’s insurers regarding Hazardous Materials and with such insurers’ recommendations based upon prudent industry practices regarding management of Hazardous Materials.

34.2.3      Notice; Reporting.  Tenant shall notify Landlord in writing immediately after any of the following: (a) Tenant has knowledge, or has reasonable cause to believe, that any Hazardous Material has been released or discharged under or about the Premises, whether or not the Hazardous Material is in quantities that would require reporting to a public agency; (b) Tenant receives any order of a governmental agency requiring any Remedial Work pursuant to any Hazardous Materials Laws; (c) Tenant receives any warning, notice of inspection, notice of violation or alleged violation, or Tenant receives notice or knowledge of any proceeding, investigation of enforcement action, pursuant to any Hazardous Materials Laws; or (d) Tenant receives written notice of any claims made by any third party against Tenant or the Premises relating to any loss or injury resulting from Hazardous Materials. Tenant shall deliver to Landlord copies of all test results, reports and business management plans required to be filed with any government agency pursuant to any Hazardous Materials Laws.

34.2.4      Entry and Inspection; Cure.  Landlord and its agents, employees and contractors, shall have the right to enter the Premises at all reasonable times to inspect the Premises and Tenant’s compliance with the terms and conditions of this Section 34, or to conduct investigations and tests. No prior notice to Tenant shall be required in the event of any emergency, or if Landlord has reasonable cause to believe that violations by Tenant of this Section 34 have occurred, or if Tenant consents at the time of entry. In all other cases, Landlord shall give at least 48 hours’ prior written notice to Tenant. Landlord shall have the right, but not the obligation, to remedy any violation by Tenant of the provisions of this Section 34, or to perform any Remedial Work necessitated as a result of any discharge by Tenant of Hazardous Materials on the Premises. Tenant shall pay, upon demand, all costs incurred by Landlord in remedying such violations or performing all Remedial Work necessitated by the acts or omissions of Tenant and/or its agents or employees, plus interest thereon at the rate of 10 percent per annum from the date of demand until the date paid by the Tenant.

34.2.5      Termination/Expiration. Upon termination or expiration of this Lease, Tenant shall, at Tenant’s cost, remove any equipment, improvements or storage facilities utilized in connection with any Hazardous Materials and shall clean up, detoxify, repair and otherwise restore the Premises to a condition in compliance with applicable laws governing Hazardous Materials, to the extent such condition is caused by Tenant or any Subtenant of Tenant or their respective agents, contractors, employees, licensees or invitees. Upon termination or expiration of this Lease, Tenant shall permit Landlord and Landlord’s Agents to enter the Premises upon giving Tenant a 24 hour written notice for the purposes of inspecting, at Tenant’s cost, the environmental condition of the Premises, including an audit of any Hazardous Materials that are located on the Premises; provided, however, Landlord shall be responsible for the cost of such inspection in the event such inspection determines that the Premises are in material compliance with this Lease.

34.2.6      Indemnification.  Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with any breach of any provision of this Lease to the extent arising out of the use, generation, storage, release, disposal or transportation of Hazardous Materials by Tenant or any Subtenant, or their respective agents, contractors or employees upon the Premises (but not by Landlord or Landlord’s Agents), on, under or about the Premises during the Term, including, but not limited to, all foreseeable and unforeseeable consequential damages and the cost of any Remedial Work, but excepting any loss or injury resulting from the breach of the Lease by Landlord or the gross negligence or willful misconduct of Landlord or Landlord’s Agents.  Neither the consent by Landlord to the use, generation, storage, release, disposal or transportation of Hazardous Materials, nor strict compliance with all Hazardous Materials Laws, shall excuse Tenant from Tenant’s indemnification obligations pursuant to this Section 34.2.6.

The foregoing indemnity shall be in addition to and not a limitation of the indemnification provisions of Section 9 of this Lease. Tenant’s obligations pursuant to this Section 34.2.6 shall survive the termination or expiration of the Lease.  The procedures set forth in Section 9.2 also will apply to this Section.

34.2.7      Default.  The release or discharge of any Hazardous Material or violation of any Hazardous Materials Law by Tenant or any Subtenant of Tenant shall be a material default by Tenant under the Lease, subject to the cure provisions set forth in 18.1.3. In addition to or in lieu of the remedies available under the Lease as a result of such default, Landlord shall have the right, without terminating the Lease, to require Tenant to suspend its operations and activities on the Premises until Landlord is satisfied that appropriate Remedial Work has been or is being adequately performed; Landlord’s election of this remedy shall not constitute a waiver of Landlord’s right thereafter to declare a default and pursue other remedies set forth in the Lease.

ARTICLE 35

Miscellaneous

35.1         Gender.  Whenever the singular number is used in this Lease, the same shall include the plural, and the masculine gender shall include the feminine and neuter genders, and the word “person” shall include corporation, firm, or association, when required by the context.

35.2         Headings.  The headings or title to the paragraphs of this Lease are for convenience only and do not in any way define, limit or construe the contents of such paragraphs.

35.3         Integration.  This instrument contains all of the agreements and conditions made between the parties with respect to the hiring of the Premises and may not be modified orally or in any other manner other than by a written instrument signed by all the parties to this Lease.

35.4         Choice of Laws.  The laws of the State of California as applied to contracts entered into between citizens of the State of California and to be performed within the State of California shall govern the validity, performance and enforcement of this Lease.

35.5         Severability.  If any provision of this Lease is determined to be void by any court of competent jurisdiction, such determination shall not affect any other provisions of this Lease and such other provisions shall remain in full force and effect. If any provision of this Lease is capable of two constructions, one which would render the provision void and one which would render the provision valid, the provision shall be interpreted in the manner which would render it valid.

35.6         Amendment for Financing.  Upon written request of Landlord, Tenant agrees to execute any lease amendments not materially altering the terms of this Lease, if required by the first mortgagee or beneficiary of a deed of trust encumbering real property of which the Premises constitute a part (“Mortgagee”) incident to the financing of the real property of which the Premises constitute a part. Any change affecting the amount or timing of the consideration to be paid by Tenant or modifying the term of this Lease shall be deemed as materially alter the terms hereof.

35.7         Payments.  Except as may otherwise be expressly stated, each payment required to be made by Tenant shall be in addition to and not in substitution for other payments to be made by Tenant.

35.8         Time of Essence.  Time is of the essence in this Lease.

35.9         Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes thereof, governmental restrictions, regulations, or controls, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, shall excuse the performance by such party for a period equal to that resulting from such prevention, delay or stoppage, except those obligations of Tenant to make payment for rental and other charges pursuant to the terms of this Lease.

35.10.      Notices.  All notices to be given by one party to the other under this Lease shall be in writing, mailed or delivered to the other party at the following addresses:

To Landlord:	BMR-2282 Faraday Avenue LLC
Attn: General Counsel
17140 Bernardo Center Drive, Suite 222
San Diego, California 92128
Phone: (858) 485-9840 Fax: (858) 485-9843

To Tenant:	Isis Pharmaceuticals, Inc.
Attn: Patricia Lowenstam
1896 Rutherford Road
Carlsbad, California 92008
Phone: (760) 931-9200 Fax: (760) 918-3599

with a copy to: General Counsel
Fax: 760-268-4922

Mailed notices shall be sent by United States Postal Service, certified or registered mail, postage prepaid and shall be deemed to have been given on the date of posting in the United States Postal Service.

Either party may, with proper notice, at any time designate a different address to which notices shall be sent.

35.11.      Brokers.  Landlord and Tenant each represents to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation and/or execution of this Lease except as follows: CB Richard Ellis, Inc. and agree to indemnify and defend the other against all liability, costs, expenses and charges arising from any claims that may be made against them by any real estate broker, agent, finder, or other person, alleging to have acted on behalf of Landlord or Tenant.

35.12.      Confidentiality.  During the course of this Lease the Parties may exchange certain financial statements, accounting records and other documents that are clearly stamped “confidential” (“Confidential Information”).  Landlord and Tenant hereby acknowledge and agree that the Confidential Information of each Party is to be kept strictly confidential.  Accordingly, except as may be required by law or court order, neither Landlord nor Tenant will, without the prior written consent of the other party, release, publish or otherwise distribute (and shall not authorize or permit any other person or entity to release, publish or otherwise distribute) any of the other party’s Confidential Information to any person or entity other than such party’s prospective lenders and purchasers of the Real Property and legal and financial advisors, each of whom shall agree to hold such information strictly confidential as if such persons were bound by the provisions of this Section 35.12.  The obligations of this Section 35.12 will not apply to information that the receiving party can establish by written records (a) was known by it prior to the receipt of the confidential information from the disclosing Party; (b) was disclosed to the receiving Party by a third party having the right to do so; (c) was, or subsequently became, in the public domain through no fault of the receiving Party, its officers, directors, employees or agents; or (d) was disclosed by the receiving Party pursuant to any judicial, governmental or stock exchange request, requirement or order, so long as the receiving party provides the disclosing party with sufficient prior notice in order to allow the disclosing party to contest such request, requirement or order.  Notwithstanding the foregoing, Landlord and Tenant may disclose on a confidential basis such information to such party’s accountants, attorneys and other professional advisors in connection with the transactions contemplated by this Agreement.

ARTICLE 36

OPTION TO EXTEND

36.1         Options To Extend.  Tenant shall have the option to extend the term of this Lease for two, five year periods, subject to the following provisions:

36.1.1      Tenant shall have no right to exercise an option: (i) during the period commencing with the giving of any notice of default and continuing until said default is cured, (ii) during the period of time any Rent is unpaid, or (iii) in the event that Landlord has given three or more notices of separate monetary or material non-monetary defaults, whether or not the defaults are cured, during the 12 months immediately preceding the exercise of the option.

36.1.2      The period of time within which an option may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise an option because of paragraph 36.1.1.

36.1.3      An option shall terminate and be of no further force or effect, notwithstanding Tenant’s due and timely exercise of the option, if, after such exercise and prior to the commencement of the extended term, (i) Tenant fails to pay Rent for a period of 30 days after such Rent becomes due, or (ii) if Tenant commits a default under this Lease and such default is continuing after the expiration of the applicable cure periods set forth in Section 18.1.

36.1.4      Tenant shall exercise the option by delivery of written notice to Landlord not less than 12 months prior to the expiration of the initial term and, if exercised, the first option period, of this Lease. If said notice is not delivered within said time period(s), this option shall terminate.

36.2         Rent –Option.

36.2.1      Rent - First Option.  The Base Monthly Rental payable by Tenant during the first option period shall be the greater of: (a) 95% of the fair market rent for the Premises at the commencement date of such option period, and (b) the Base Monthly Rental as increased by an amount equal to 2.5% of the Base Monthly Rental for the preceding year.  The Base Monthly Rental payable by Tenant would continue to be increased as of the expiration of every other year (biennially) of the option period commencing on the second anniversary of the commencement of such option period (i.e., the second anniversary of the commencement of the option period and the fourth anniversary of the commencement of the option period) by an amount equal to 5% of the Base Monthly Rental for the preceding year.

36.2.2      Rent – Second Option.  The Base Monthly Rental payable by Tenant during the first year of the second option period shall be the greater of: (a) 95% of the fair market rent for the Premises at the commencement date of such option period, and (b) the Base Monthly Rental as increased by an amount equal to 2.5% of the Base Monthly Rental for the preceding year.  The Base Monthly Rental payable by Tenant would continue to be increased as of the expiration of every other year (biennially) of the option period commencing on the second anniversary of the commencement of such option period (i.e., the second anniversary of the commencement of the option period and the fourth anniversary of the commencement of the option period) by an amount equal to 5% of the Base Monthly Rental for the preceding year.

36.2.3      Fair Market Rent.  If Landlord and Tenant cannot agree on the fair market rent of the Premises for the extension period within 30 days after the Tenant has notified Landlord of Tenant’s exercise of the option, Landlord and Tenant shall each select, within 15 days of such notification, an appraiser who must be a qualified MAI appraiser with at least 5 years experience appraising commercial properties to determine said fair market rental value. If one party fails to so designate an appraiser within the time required, the determination of fair market rental value of the one appraiser who has been designated by the other party within the time required shall be binding on both parties. The appraisers shall submit their determinations of fair market rental value to both parties within 30 days after their selection. If the difference between the two determinations is 10% or less of the higher appraisal, then the average between the determinations shall be the fair market rental value of the Premises. If said difference is greater than 10%, then the two appraisers shall within 15 days of the date the second determination is submitted to the parties designate a third appraiser who must also be a qualified

MAI appraiser. The sole responsibility of the third appraiser will be to determine which of the determinations made by the first two appraisers is most accurate. The third appraiser shall have no right to propose a middle ground or any modification of either of the determinations made by the first two appraisers. The third appraiser’s choice shall be submitted to the parties within 20 days after his or her selection. Such determination shall bind both of the parties and shall establish the fair market rental value of the Premises. Each party shall pay equal shares of the fees and expenses of the third appraiser. Fair market rent for the purposes of this Lease shall mean the then prevailing rent for premises comparable in size, quality and location to the demised Premises, leased on terms comparable to the terms contained in this Lease.

36.2.4      Memorandum of Lease.  Except as set forth in this Section 36.2.4, Tenant shall neither execute nor record a memorandum of this Lease.  Tenant shall execute, acknowledge and deliver at any time after the date of this Lease, at the request of Landlord, a “memorandum of lease” suitable for recording.  Landlord may record such a memorandum of lease.

36.2.5      Absolute Net Lease.  This Lease shall be deemed and construed to be an “absolute net lease” and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever.  Except as otherwise expressly provided in this Lease, Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements, or alterations of any kind in or on the Premises. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord.  Tenant shall at Tenant’s sole cost and expense be responsible for the management of the Premises, shall maintain the landscaping, parking lot and shall make all additional repairs and alterations as required to maintain the property in first class condition.

36.2.6      Waiver of Jury Trial.  The parties hereby waive their respective rights to trial by jury in any action or proceeding invlving the Premises or arising out of this Agreement.

36.2.7      Americans with Disabilities Act.  Since compliance with the Americans with Disabilities Act (ADA) is dependent on Tenant’s specific use of the Premises, Landlord makes no warranty or representation as to whether or not the Premises comply with the ADA or any similar legislation.  In the event that Tenant’s use of the Premises requires modifications or additions to the Premises in order to be in ADA compliance, subject to Section 11.3, Tenant agrees to make any such necessary modifications and/or additions at Tenant’s expense.

[Signature Page Follows]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year set forth at the beginning hereof.

LANDLORD:			TENANT:

BMR-2282 FARADAY AVENUE LLC,			ISIS PHARMACEUTICALS, INC.
a Delaware limited liability company

By:	BioMed Realty, L.P.,		By:	/s/ B. Lynne Parshall
	a Maryland limited partnership,			B. Lynne Parshall,
its Member

	/s/	Gary A. Kreitzer
Name: Gary A. Kreitzer
Title: Executive Vice President

[FARADAY LEASE SIGNATURE PAGE]

Schedule 3.4

OPERATING EXPENSE EXCLUSIONS

Notwithstanding anything contained in the Lease, the following are specifically excluded from property operating costs and Tenant shall have no obligation to pay directly or reimburse Landlord for all or any portion of the following except to the extent any of the following are caused by the actions or inactions of Tenant, or result from the failure of Tenant to comply with the terms of this Lease:

(i) costs incurred because Landlord actually violated the terms and conditions of this Lease or any other lease for premises within the Building, if any;

(ii) legal and auditing fees (other than those fees reasonably incurred in connection with the maintenance and operation of all or any portion the Building), leasing commissions, advertising expenses, and other costs incurred in connection with the original leasing of the Real Property or future re-leasing of any portion of the Building;

(iii) depreciation of the Building or any other improvements situated within the project of which the Buildings are a part;

(iv) any items for which Landlord is actually reimbursed by insurance or by direct reimbursement by Tenant or any other party;

(v) costs of repairs or other work necessitated by fire, windstorm or other casualty (excluding any deductibles) and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes;

(vi) other than any interest charges for capital improvements referred to in the Lease, any interest or payments on any financing for the Building, interest and penalties incurred as a result of Landlord’s late payment of any invoice, and any bad debt loss, rent loss or reserves for same;

(vii) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the project to the extent the same exceeds the costs of such by unaffiliated third parties on a competitive basis; or any costs included in property operating expenses representing an amount paid to a person, firm, corporation or other entity related to Landlord which is in excess of the amount which would have been paid in the absence of such relationship; and

(viii) costs incurred in the investigation and/or remediation of hazardous materials which either existed on the Real Property on the Commencement Date or were brought onto the Real Property by Landlord, its agents, employee or contractors, except those costs caused by Tenant or Tenant’s Agents whether before or after the Commencement Date.